Exhibit 99.2

S. James Miller

Chairman of the Board and Chief Executive Officer

Dear Fellow Shareholder:

This letter is to advise you that the Company has entered into a financing transaction in which it will raise approximately $7 million through the sale of common stock and warrants to purchase common stock.  The transaction will involve the sale of units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock.  Each unit is priced at $1.72, which represents an approximately 26% discount from the $2.33 closing price of our common stock on the American Stock Exchange on November 12, 2003.  The warrants will have a five year term and an exercise price of $2.58 per share.  As a result of the transaction, ImageWare will issue approximately 4,070,000 million new shares of common stock and warrants to purchase an additional approximately 814,000 shares of common stock.

The Company currently has 5,489,390 shares of common stock outstanding.  Following the transaction, the company will have approximately 9,559,390 shares of common stock outstanding, representing an increase of approximately 75%.  If all of the warrants to be issued in this transaction are exercised, the Company will have approximately 10,373,390 shares outstanding, or approximately 89% more shares than the number of shares outstanding prior to the transaction.

The transaction is being lead by our largest current institutional investor, Gruber & McBain Capital Management LLC, as well as Crestview Capital Funds and a number of current individual shareholders.  The Shemano Group and Sands Brothers International, Ltd. acted as placement agents in the financing.  These placement agents will receive as compensation for their services (i) cash payments of approximately $700,000 and (ii) additional warrants to purchase approximately 407,000 shares of common stock at an exercise price of $2.58 per share.

A transaction of this size normally would require us to obtain shareholder approval under the Listing Standards, Policies and Requirements of the American Stock Exchange (the “AMEX Listing Requirements”).  However, due to extenuating circumstances discussed further in this letter, we determined that the delay in securing shareholder approval would seriously jeopardize the financial viability of the Company.  As a result, we took the unusual step of asking the American Stock Exchange to grant us an exception to their shareholder approval requirements, so that we could conclude the proposed financing quickly.  Fortunately, the American Stock Exchange granted our request, and we executed financing documents today.  This will allow us to complete the financing in the time frame required by our circumstances, but as a result we will not be submitting the transaction to our shareholders for approval.

An unusual confluence of events lead to our decision to rely on this exemption.  Although we have seen increasing interest in our software products for use in projects around the world, our pursuit of these opportunities has been significantly limited by our balance sheet, in particular the inordinate amount of our secured debt and its attendant high interest rate of 12.5%, and we have been getting real resistance to our participation in these projects.  Prior to this transaction, we have negative working capital of approximately ($600,000).  In addition, due to our balance sheet, banks for our German subsidiary recently canceled their lines of credit for that subsidiary, and significant vendors have placed the Company on “advance cash” terms, which further place a strain on the Company’s available working capital.  The demands these issues made on the company’s cash balances left us with approximately $634,000 at September 30, 2003.   Since that date our cash balance has fluctuated on a day-to-day basis, but remains below that amount.

In short, while we continue to enjoy a fine reputation for our products and services, a quick review of our public financial statements by current and potential customers inevitably reveals that the Company’s current assets do not exceed current liabilities, and that our overall debt obligations call into question the Company’s long-term viability.  All of these factors have caused and continue to cause us to not be considered for additional business, or to face additional hurdles with existing customers and suppliers that range from loss of business opportunity or the imposition of very difficult commercial terms or bonds.

The direct impact of these concerns on the Company’s business increased significantly over the past few months, to the point where the Company literally was not able to receive certain significant revenue generating contracts until it obtained more working capital.  Consequently, we needed to address this issue, as it clearly was the most significant gating item to our potential success going forward.  A number of our fellow common shareholders felt the same way, and worked with management and the board of directors to develop a financing plan to address our balance sheet issues.

However, the Company could not proceed with a financing transaction unless it either raised enough money to retire our outstanding convertible secured promissory notes (approximately $4.1 million, plus interest and prepayment premiums), or obtained the consent of the holders of these notes.  After some concerted efforts on both sides, it became clear that we would not be able to obtain the necessary consent from the noteholders to proceed with a smaller financing.  And moving forward on a transaction without the noteholders consent would have risked a default under the notes, which are secured by all of the outstanding assets of the Company.  At the same time, while the new investors were willing to provide the Company with enough working capital to allow the Company to retire the convertible secured notes in their entirety, they were not willing to delay any portion of the investment pending shareholder approval.

In view of the foregoing, the Company determined that the delay in securing shareholder approval for the financing would seriously jeopardize the financial viability of the Company, and the audit committee of our board of directors authorized us to rely on the exception from AMEX.

With the funds raised in this financing, we will retire ALL of our outstanding 12.5% debt, dramatically improve our balance sheet and strengthen our working capital position so that we can receive the consideration we deserve to land some of the opportunities that have been reluctant to come our way.  The retirement of our outstanding convertible debt will also have the benefit of eliminating the possible issuance of the approximately 1,950,000 shares of common stock currently issuable upon conversion of those notes (at a current conversion price of $2.11).

With our financing issues addressed, we intend to hold our annual meeting prior to year end.  In the meantime, we wanted you to be aware of our financial issues and the actions we were taking to solve them.

As always, we appreciate your continued support.